Exhibit 99

WESTERN GAS RESOURCES, INC.
ANNOUNCES REDEMPTION OF 800,000 SHARES OF $2.625
CUMULATIVE CONVERTIBLE PREFERRED STOCK
AND COMPLETION OF PREVIOUS REDEMPTION ON DECEMBER 11, 2003

DENVER, December 17, 2003. Western Gas Resources, Inc. (“the Company”)  (NYSE:WGR) announced today that it has called for redemption of 800,000 shares of its $2.625 Cumulative Convertible Preferred Stock, $0.10 par value (the “Preferred Stock”), less any shares called for redemption which have been converted by the holders thereof prior to the Redemption Date, as defined below.  The redemption date of the Preferred Stock will be January 21, 2004 (the “Redemption Date”), and the redemption price will be $50.2625 per share of Preferred Stock, plus accrued and unpaid dividends, up to, but excluding, the Redemption Date (i.e., the total redemption price will be $50.7438 per share of Preferred Stock) (the “Redemption Price”). The partial redemption of the Preferred Stock is being effected pursuant to Section 5 of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”).

Holders of Preferred Stock being redeemed (apart from any other disposition of such stock) may elect to convert their shares of Preferred Stock into whole shares of common stock, par value $.10 per share, together with the Series A Junior Participating Preferred Stock purchase rights associated therewith (such common stock, together with such associated rights, being hereinafter referred to as the “Common Stock”) prior to the close of business on January 20, 2004 (the “Conversion Election Deadline”), at a conversion price per share of Common Stock of $39.75, surrender the portion of Preferred Stock called for redemption at the total redemption price of $50.7438 per share, or convert a portion and redeem a portion of the Preferred Stock called for redemption.

The Company completed its previously announced redemption of 700,000 shares of its $2.625 Cumulative Convertible Preferred Stock on Thursday, December 11, 2003.  Of the 700,000 shares of Preferred Stock called for redemption, holders electively converted 676,344 shares prior to the redemption date and Western redeemed 23,656 shares on the redemption date.  Western has issued approximately 850,700 shares of its Common Stock for the 676,344 shares of Preferred Stock tendered for conversion and has paid the amount of approximately $1.2 million for the shares of Preferred Stock redeemed.

Following the redemption previously completed on December 11, 2003, and as of December 16, 2003, a total of 2,060,000 shares of the Preferred Stock were outstanding.  Upon redemption or conversion of the 800,000 shares of Preferred Stock called for redemption by the Company today,

1,260,000 shares of such Preferred Stock will remain outstanding.  If all holders elect to convert the entire portion of the Preferred Stock subject to mandatory redemption rather than being redeemed, the Company as a result of such conversion would issue approximately 1,006,000 shares of Common Stock.  If holders of Preferred Stock do not elect to convert any of the shares of Preferred Stock subject to redemption, the total cost to the Company of redeeming the 800,000 of Preferred Stock would be approximately $40.6 million.

The Preferred Stock called for redemption will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable.  Holders who hold shares of Preferred Stock through the Depository Trust Company will be redeemed in accordance with the Depository Trust Company’s random and impartial lottery procedures.  On or before the Redemption Date, the funds necessary for the redemption of the 800,000 shares of Preferred Stock, less any shares called for redemption which have been converted by the holders prior to the Redemption Date, will have been set aside by the Company in trust for the benefit of the holders thereof.  Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the Redemption Date will revert to the general funds of the Company, after which reversion the holders of the shares of the Preferred Stock called for redemption may look only to the general funds of the Company for the payment of the Redemption Price.

Shares of Preferred Stock surrendered for conversion into Common Stock prior to the close of business on the next dividend payment record date of December 31, 2003 will not be eligible to receive the dividend payment payable on the corresponding dividend payment date of February 15, 2004.  However, if holders of shares of Preferred Stock that have been called for redemption were the holders of record on the December 31, 2003 dividend payment record date and elect to convert such shares after the December 31, 2003 dividend payment record date but before the Conversion Election Deadline, such holders will be entitled to receive the regular dividend payment for the dividend period ending February 15, 2004, notwithstanding such conversion.

The reported last sale price of the Common Stock on the New York Stock Exchange on December 16, 2003, was $44.67 per share.  As long as the market price of the Company’s Common Stock remains at or above $40.35 per share, the holders of Preferred Stock who elect to convert will receive upon conversion Common Stock having a greater current market value than the amount of cash receivable upon redemption.

Notwithstanding that any certificates representing the Preferred Stock called for redemption (the “Certificates”) have not been surrendered for cancellation, on and after the Redemption Date such Preferred Stock will no longer be deemed to be outstanding, dividends on such Preferred Stock will cease to accrue, and all rights of the holders in respect of such Preferred Stock being redeemed, including the conversion rights, will cease, except for the right to receive the Redemption Price, without interest thereon, upon surrender of the Certificates.

Holders of Preferred Stock need take no action with respect to their shares of Preferred Stock not being called for redemption.

The notice of redemption and related materials will be mailed to registered holders of the Preferred Stock called for redemption on or about December 17, 2003.   Shares of the Preferred Stock called for redemption or conversion are to be surrendered to EquiServe Trust Company, N.A., as redemption and conversion agent, for payment of the Redemption Price or conversion into shares of Common Stock, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption.  Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to EquiServe Trust Company, N.A., at 800-736-3001.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com